Exhibit 99.2

AMCI Acquisition Corp. Announces Closing of Underwriters’ Over-Allotment Option in Connection with its Initial Public Offering

New York, NY, November 27, 2018 – AMCI Acquisition Corp. (the “Company”) announced today that it closed the issuance of an additional 2,052,077 units pursuant to the exercise of the underwriters’ over-allotment option in connection with its initial public offering at $10.00 per unit, resulting in gross proceeds of $20,520,770 and bringing the total gross proceeds of the initial public offering to $220,520,770.

The Company’s units are listed on The Nasdaq Capital Market (“Nasdaq”) and began trading under the ticker symbol “AMCIU” on November 16, 2018. Each unit consists of one share of the Company’s Class A common stock and one redeemable warrant. Each warrant entitles the holder thereof to purchase one share of the Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “AMCI” and “AMCIW,” respectively.

The Company is a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on global natural resource companies and related infrastructure, value chain and logistics businesses. These sectors include upstream resource companies as well as related equipment, services and technology that is used in the global natural resource value chain, also known as the natural resources and mining equipment, technology and services sectors.  The Company is sponsored by an affiliate of the AMCI Group of companies, a privately held natural resources investment management company, and is led by its Executive Chairman, Hans J. Mende and its President and Chief Executive Officer, William Hunter.

Jefferies LLC acted as the sole book running manager for the offering.  UBS Investment Bank acted as lead manager.

Of the proceeds received from the consummation of the initial public offering (as well as the exercise of the over-allotment option) and a simultaneous private placement of warrants, $220,520,770 (or $10.00 per unit sold in the public offering) was placed in trust.  An unaudited balance sheet of the Company as of November 27, 2018 reflecting receipt of the proceeds upon consummation of the initial public offering (as well as the exercise of the over-allotment option) and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission (the “SEC”).

A registration statement relating to these securities has been filed with, and declared effective by, the SEC on November 15, 2018.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact
William Hunter
(203) 625-9200